EXHIBIT (4)

THIS PROFIT LOCK-IN SUMMATION SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR PROFIT LOCK-IN SUMMATION SECURITIES IN CERTIFICATED FORM, THIS PROFIT LOCK-IN SUMMATION SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITORY”), TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS PROFIT LOCK-IN SUMMATION SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO MERRILL LYNCH & CO., INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY PROFIT LOCK-IN SUMMATION SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. R-1	1,119 Units
CUSIP: 590188W20	$1,000 principal amount per Unit

MERRILL LYNCH & CO., INC.

Profit Lock-In SUMmation SecuritiesSM

Linked to the Performance of the Nasdaq-100® Index

due October 29, 2007

(the “SUMmation Securities”)

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, a sum for each Unit equal to $1,000 plus the greater of the Supplemental Redemption Amount or the Profit Lock-In Amount, each as defined below, on October 29, 2007 (the “Stated Maturity”).

Payment or delivery per Unit of the above-referenced $1,000 plus the greater of the Supplemental Redemption Amount or the Profit Lock-In Amount, if any, and any interest on any overdue amount thereof with respect to this SUMmation Security shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

This Profit Lock-In SUMmation Security is one of the series of Profit Lock-In SUMmation SecuritiesSM Linked to the Performance of the Nasdaq-100® Index due October 29, 2007.

Payment at Maturity

At maturity, a Holder shall receive a cash payment with respect to each Unit of this SUMmation Security equal to $1,000 plus the greater of:

(i) the Supplemental Redemption Amount

or

(ii) the Profit Lock-In Amount.

The “Supplemental Redemption Amount” with respect to each Unit of this SUMmation Security equals:

$1,000 x the Summation Amount

The “Summation Amount” equals the sum of the monthly percentage increases and decreases in the level of the Nasdaq-100 Index (each a “Monthly Return”) over the term of this SUMmation Security, subject to a maximum percentage increase during any month of 2.5%, which is referred to as the “Monthly Return Cap”. Each Monthly Return equals:

(	Ending Value – Starting Value	)
Starting Value

subject to the Monthly Return Cap.

The “Profit Lock-In Amount” with respect to each Unit of this SUMmation Security equals the greater of:

•	$0 per Unit if the Summation Amount never equals or exceeds 10% at any time during the term of this SUMmation Security;

•	$100 per Unit if the Summation Amount equals or exceeds 10% at any time during the term of this SUMmation Security;

•	$200 per Unit if the Summation Amount equals or exceeds 20% at any time during the term of this SUMmation Security; and

•	$300 per Unit if the Summation Amount equals or exceeds 30% at any time during the term of this SUMmation Security.

The Calculation Agent (as defined below) shall determine each Monthly Return on the 26th day of each month, beginning November 26, 2004 through October 26, 2007 or, if any such day is not an Index Business Day (as defined below), the next succeeding day that is an Index Business Day, except as described herein (each a “Monthly Return Calculation Date”), by determining the percentage change in the closing level of the Nasdaq-100 Index on such Monthly Return Calculation Date relative to the closing level of the Nasdaq-100 Index on the immediately preceding Monthly Return Calculation Date, or, in the case of the first Monthly Return Calculation Date of November 26, 2004, October 26, 2004. Each such Monthly Return (subject to the Monthly Return Cap) shall be added to (or in the case of decreases, subtracted from) the Summation Amount.

The “Starting Value” shall equal the closing level of the Nasdaq-100 Index on the immediately preceding Monthly Return Calculation Date. For purposes of determining the Monthly return on the initial Monthly Return Calculation Date of November 26, 2004, the Starting Value equals 1,442.14.

The “Ending Value” shall equal the closing level of the Nasdaq-100 Index on the Monthly Return Calculation Date for which the Monthly Return is being determined; provided, however, that when determining the Ending Value for the final Monthly Return Calculation Date of October 26, 2007, the Ending Value shall be determined by the Calculation Agent regardless of the occurrence of a Market Disruption Event (as defined below) on that day.

An “Index Business Day” means a day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market are open for trading, the Nasdaq-100 Index or any Successor Index (as defined below) is calculated and published and a Market Disruption Event has not occurred.

“Business Day” means any day on which the NYSE, the AMEX and The Nasdaq Stock Market are open for trading.

“Calculation Agent” means Merrill Lynch, Pierce Fenner & Smith Incorporated. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and, absent manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and the beneficial owners of this SUMmation Security.

Adjustments to the Nasdaq-100 Index; Market Disruption Events

If at any time The Nasdaq Stock Market, Inc. (the “Nasdaq”) makes a material change in the formula for or the method of calculating the Nasdaq-100 Index or in any other way materially modifies the Nasdaq-100 Index so that the Nasdaq-100 Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Nasdaq-100 Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of the Nasdaq-100 Index is to be calculated, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to the Nasdaq-100 Index as if those changes or modifications had not been made, and calculate the closing level with reference to the Nasdaq-100 Index, as so adjusted.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any after-hours trading session), in 20% or more of the stocks which then comprise the Nasdaq-100 Index or any Successor Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Nasdaq-100 Index, or any Successor Index, which are traded on any major U.S. exchange.

For the purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; and

(2)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Discontinuance of the Nasdaq-100 Index

If the Nasdaq discontinues publication of the Nasdaq-100 Index and the Nasdaq or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Nasdaq-100 Index (a “Successor Index”), then, upon the Calculation Agent’s notification of that determination to the Trustee (as defined below) and the Company, the Calculation Agent shall substitute the Successor Index as calculated by the Nasdaq or any other entity for the Nasdaq-100 Index and calculate the Monthly Returns as described above under “Payment at Maturity”. Upon any selection by the Calculation Agent of a Successor Index, the Company shall cause notice to be given to Holders of this SUMmation Security.

In the event that the Nasdaq discontinues publication of the Nasdaq-100 Index and:

•	the Calculation Agent does not select a Successor Index, or

•	the Successor Index is no longer published,

the Calculation Agent shall compute a substitute level for the Nasdaq-100 Index in accordance with the procedures last used to calculate the Nasdaq-100 Index before any discontinuance. If a Successor Index is selected or the Calculation Agent calculates a level as a substitute for the Nasdaq-100 Index as described below, the Successor Index or level shall be used as a substitute for the Nasdaq-100 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

If the Nasdaq discontinues publication of the Nasdaq-100 Index before a Monthly Return Calculation Date and the Calculation Agent determines that no Successor Index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of an Ending Value, or

•	a determination by the Calculation Agent that a Successor Index is available,

the Calculation Agent shall determine the value that would be used in computing a Monthly Return as described in the preceding paragraph as if that day were a Monthly Return Calculation Date. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

General

This SUMmation Security is one of a duly authorized issue of Securities of the Company, issued and to be issued under an Indenture, dated as of April 1, 1983, as amended and restated (herein referred to as the “Indenture”), between the Company and JPMorgan Chase Bank, as Trustee (herein referred to as the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of this SUMmation Security, and the terms upon which this SUMmation Security is, and is to be, authenticated and delivered.

The Company hereby covenants for the benefit of the Holders of this SUMmation Security, to the extent permitted by applicable law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a Holder of this SUMmation Security.

This SUMmation Security is not subject to redemption by the Company or at the option of the Holder prior to the Stated Maturity.

In case an Event of Default with respect to this SUMmation Security shall have occurred and be continuing, the amount payable to a Holder of a SUMmation Security upon any acceleration permitted by this SUMmation Security, with respect to each Unit, shall be equal to the amount payable on the Stated Maturity with respect to such Unit, calculated as though the date of acceleration were the Stated Maturity of this SUMmation Security and the final Monthly Return Calculation Date of this SUMmation Security.

In case of default in payment of this SUMmation Security, whether at the Stated Maturity or upon acceleration, from and after such date this SUMmation Security shall bear interest, payable upon demand of the Holders and benefical owners of this SUMmation Security, at the rate of 2.0% per annum, to the extent that payment of such interest shall be legally enforceable on the unpaid amount due and payable on such date in accordance with the terms of this SUMmation Security to the date payment of such amount has been made or duly provided for.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 66 2/3% in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this SUMmation Security shall be conclusive and binding upon such Holder and upon all future Holders of this SUMmation Security and of any SUMmation Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this SUMmation Security.

No reference herein to the Indenture and no provision of this SUMmation Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amount payable with respect to this SUMmation Security and any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the first page hereof, the transfer of this SUMmation Security may be registered on the Security Register of the Company, upon surrender of this SUMmation Security for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new SUMmation Securities, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The SUMmation Securities are issuable only in registered form without coupons in denominations of a single Unit and integral multiples thereof. This SUMmation Security shall remain in the form of a global security held by a Depository. Notwithstanding the foregoing, if (x) any Depository is at any time unwilling or unable to continue as Depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this SUMmation Security shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this SUMmation Security, this SUMmation Security shall be exchangeable for SUMmation Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of a single Unit and integral multiples thereof. Such definitive SUMmation Securities shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive SUMmation Securities are so delivered, the Company may make such changes to the form of this SUMmation Security as are necessary or appropriate to allow for the issuance of such definitive SUMmation Securities.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or governmental charge payable in connection therewith.

The Company and each Holder by acceptance hereof hereby agree to treat this SUMmation Security for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the SUMS.

Prior to due presentment of this SUMmation Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this SUMmation Security is registered as the owner hereof for all purposes, whether or not this SUMmation Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this SUMmation Security which are defined in the Indenture but not in this SUMmation Security shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by JPMorgan Chase Bank, the Trustee under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this SUMmation Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: October 29, 2004

CERTIFICATE OF AUTHENTICATION	MERRILL LYNCH & CO., INC.
This is one of the Securities of the series
designated therein referred to in the
within-mentioned Indenture.
[Copy of Seal]

JPMorgan Chase Bank, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer	Secretary